Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Emi Harnden	Peter Hargittay
Media Contact	Investor Relations
PeopleSupport, Inc.	PeopleSupport, Inc.
310.824.6296 (T)	310.824.6182 (T)
310.824.6299 (F)	310.824.6299 (F)
eharnden@peoplesupport.com	phargittay@peoplesupport.com
www.peoplesupport.com	www.peoplesupport.com

PeopleSupport Announces Pricing of Initial Public Offering

     LOS ANGELES, CA (September 30, 2004) – PeopleSupport, Inc. (NASDAQ: PSPT), an offshore business process outsourcing (BPO) provider that offers customer management services for U.S.-based clients from its facilities in the Philippines, today announced that it has priced the initial public offering of its common stock at a price of $7.00 per share, before underwriting discounts and commissions. The offering consists of 6,818,182 shares of common stock, of which 4,745,727 are newly issued shares offered by the Company and 2,072,455 shares are offered by certain selling stockholders. The offering is expected to close on October 6, 2004. In addition, the Company has granted the underwriters an option to purchase from the Company and the selling stockholders up to an additional 1,022,727 newly issued shares of common stock to cover over-allotments, if any. The lead manager of the offering is SG Cowen & Co. Piper Jaffray & Co., A.G. Edwards and JMP Securities are acting as co-managers.

     Copies of the final prospectus can be obtained by contacting the SG Cowen & Co., LLC Prospectus Department at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at 631-254-7268. The prospectus will also be available on the Securities and Exchange Commission website at www.sec.gov.

About PeopleSupport

     PeopleSupport, Inc. (Nasdaq: PSPT), is an offshore business process outsourcing (BPO) provider that offers customer management services for U.S.-based clients from its facilities in the Philippines. PeopleSupport is one of the largest outsourced service providers in the Philippines based on the size of its workforce, with over 3,100 college-educated, fluent English speaking Philippine personnel. Headquartered in Los Angeles, Calif., PeopleSupport provides services to clients in a variety of industries, including travel and hospitality, technology, telecommunications, retail, consumer products and financial services. PeopleSupport also provides accounts receivable management services and is planning to provide other back office processing services. For more information, visit www.peoplesupport.com.

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